Exhibit 10.29

QUEST DIAGNOSTICS INCORPORATED
PERFORMANCE SHARE AWARD AGREEMENT (CEO)
(2007 – 2009 Performance Period)

This Performance Share Award Agreement (the “Share Agreement”) dated as of February 12, 2007 (the “Grant Date”) is by and between Quest Diagnostics Incorporated, 1290 Wall Street West, Lyndhurst, NJ 07071 (the “Company”) and Mohapatra, Surya N.(the “Employee”) 85 Fox Hedge Rd Saddle River, NJ 07458.

1.

Conditions. This Share Agreement is subject in all respects to the Company’s Amended and Restated Employee Long-Term Incentive Plan (the “Plan”), the applicable terms of which are incorporated herein by reference. Terms not defined in this Share Agreement shall have the meaning ascribed in the Plan except for the terms “Cause”, “Change in Control”, “Date of Termination”, “Disability”, and “Good Reason”, which terms shall have the meanings set forth in the Employment Agreement dated as of July 31, 2006 (the “Employment Agreement”) between the Corporation and the Employee. The terms of the Employment Agreement shall control in the event of any conflict between them and the terms of this Share Agreement. The Employee acknowledges that he has read the terms of the Plan. This Share Agreement shall become void and the underlying grant will be revoked unless this document is executed by the Employee and returned by mail to the Executive Compensation Department to the attention of Lisa Zajac (1290 Wall Street West – 5th Floor, Lyndhurst, NJ 07071) within thirty (30) days from the date of transmittal to the Employee.

2.	Calculation of Potential Award. The Employee shall be eligible to vest in shares of the Company’s stock as provided in this section (shares that have so vested, “Vested Shares”).

Employee’s Target Performance Shares: 56,000

Performance will be measured over the Performance Period using Baseline Year results and Final Year results for the Company as well as for the companies in the Comparator Peer Group (see Appendix A for these defined terms). After the Final Year of the Performance Period, the results of each company in the Comparator Peer Group will be arrayed from highest to lowest. The Company’s results will then be compared to that of the Comparator Peer Group and, based on the Company’s relative position in this array; Vested Shares will be awarded based upon the following formula:

Performance Relative to Peers *	“Earnings Multiple”* multiplied by Target Performance Shares = Vested Shares

Greater Than or Equal to 80th %ile	2 × Target Performance Shares = Vested Shares
Equal to 50th %ile	1 × Target Performance Shares = Vested Shares
Less Than or Equal to 20th %ile	0 × Target Performance Shares = 0 Shares

*Intermediate Performance and resulting Earnings Multiple will be interpolated.

For example, if the Company’s EPS Compound Annual Growth Rate (CAGR) from the Baseline to the end of the Performance Period (the end of fiscal year 2009 is at the 65th %ile relative to the companies in the S&P500 Healthcare Index, an Earnings Multiple of 1.5 will be applied to the Target Performance Shares to calculate the Vested Shares.

3.	Adjustments to Target Performance Shares: The Target Performance Shares will only be adjusted on a pro rata basis in the event either of the following occur:

(a)

the Employee’s employment with the Company ends prior to the end of the Performance Period by reason of involuntary termination (other than for Cause) or voluntary termination for Good Reason, the Target Performance Shares will be pro-rated by adding the number of full months

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served by the Employee during the Performance Period plus 24 (but not to exceed the number of months remaining in the Performance Period) and then dividing that total by the number of months in the Performance Period (“Pro Ration Factor”); provided however, that there shall be no pro ration (so that the Pro Ration Factor is 1) if the Employee’s Date of Termination occurs within 90 days prior to a Change in Control. At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Pro Ration Factor and the Earnings Multiple; or

(b)

the Employee’s employment with the Company is terminated as a result of the non-renewal of the Employment Agreement, the Target Performance Shares will be pro-rated by adding the number of full months served by the Employee during the Performance Period plus 24 (or 36 month period if the Date of Termination occurs within 90 days prior to a Change of Control) (but not to exceed the number of months remaining in the Performance Period) and then dividing that total by the number of months in the Performance Period (“Non Renewal Pro Ration Factor”). At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Non Renewal Pro Ration Factor and the Earnings Multiple; or

(c)

If the Employee terminates his employment other than by reason of death or Disability or as contemplated by Section 3(a) or Section 3(b) prior to the end of the Performance Period, the Target Performance Shares will be pro-rated by dividing the number of full months served by the Employee during the Performance Period by the number of months in the Performance Period (“Voluntary Termination Pro Ration Factor”). At the end of the Performance Period, the Vested Shares will be calculated based on the product of the Target Performance Shares, the Voluntary Termination Pro Ration Factor and the Earnings Multiple.

4.	Vesting and Exceptions to Vesting:

Subject to the exception enumerated at the end of this Section 4, the Employee will vest in shares of the Company’s stock as provided in this Agreement at the end of the Performance Period. Vested Shares, net of required tax withholding as described in Section 8 below, will be transferred into the Employee’s account at the Company’s dedicated broker as soon as practicable after the final calculation of the number of Vested Shares.

In the event a Change in Control of the Company occurs prior to the end of the Performance Period (or prior to the determination of the final approved Earnings Multiple), then, upon the consummation of such transaction, a number of Vested Shares will be delivered to the Employee equal to the greater of: (1) the Target Performance Shares (as pro rated, if applicable, pursuant to section 3 above) or (2) the number of Performance Shares that would be Vested Shares had the calculation been based on the Performance Period including the most recent fiscal year end results of the Company and the companies in the Comparator Peer Group.

The Employee will not vest and will forfeit all Target Performance Shares if, either:

(x) The Employee was terminated for Cause; or

(y)

The Employee breaches any nonsolicit, non compete or confidentiality covenant or any other restrictive covenants of his or hers that may be in place, including those set forth in the Employment Agreement. The Employee understands and acknowledges that he is a key employee of the Company which was a reason, in part, for being provided with this Grant, and,

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as such, have restrictive covenants in place. Forfeiture under this subsection (b) shall not constitute a release of any claim that the Company may have for damages, past, present, or future in respect of any such breach. In addition, a breach by the Employee of any non solicit, non compete or confidentiality covenant or any other restrictive covenants of his or hers that may be in place that occurs after any shares have been delivered pursuant to this Agreement (including any breach occurring after the Date of Termination) shall cause such delivery to be rescinded (and if the Employee has previously sold the shares issued pursuant to this Agreement, the Employee would be required to pay back to the Company the pre-tax proceeds received from the sale of such shares).

5.

Executive Share Ownership Guidelines: If the Employee has been designated as a participant in the Company’s Executive Share Ownership Guidelines, which haven been established by the Compensation Committee of the Board of Directors, Vested Shares earned by the Employee (net of tax withholdings) pursuant to this Share Agreement would qualify under and are subject to such guidelines.

6.

Non-Transferability. Except pursuant to the laws of descent and distribution, the Performance Shares described in this Share Agreement may not be sold, assigned, transferred, pledged or otherwise encumbered by or on behalf of or for the benefit of the Employee. Unless otherwise provided at the time of delivery of the Vested Shares to the Employee, the Vested Shares may be so sold, assigned, transferred, pledged or encumbered.

7.

Interpretation. Any dispute, disagreement or matter of interpretation which shall arise under this Share Agreement shall be finally determined by the Company’s Compensation Committee in its absolute discretion.

8.

Taxes: Any Vested Shares under this program will be considered taxable income and subject to tax and tax withholdings as appropriate. The Company will reduce the number of Vested Shares to be delivered to the Employee by the amount of the taxes due (with the shares valued at the average of the high and low selling prices on the date that the Vested Shares are valued for purposes of reporting compensation for Federal income tax purposes).

9.

Governing Law. This Share Agreement and all rights hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the state of New York applicable to contracts made and to be performed entirely within such state. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any state or federal court sitting in New York City. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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10.	Acknowledgements. By execution of this Share Agreement, the Employee agrees that he has received and reviewed a copy of:

(a)

the Prospectus (link to Prospectus:
http://questnet1.qdx.com/Business_Groups/Legal/policies/stock_Grant/stock_Grant.htm)
relating to the Company’s Amended and Restated Employee Long-Term Incentive Plan;

	(b)	the Quest Diagnostics Incorporated 2006 Annual Report (link to 2006 Annual Report: http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=DGX&script=700 to Shareholders and Form 10-K);

(c)

the Company’s Policy for Purchasing and Selling Securities (“the Policy”) (link to Trading Policy: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm.) The Employee further agrees to fully comply with the terms of the Policy; and

	(d)	the Company’s Executive Share Ownership Guidelines (link to guidelines: http://questnet1.qdx.com/Business_Groups/Legal/policies/policies.htm).

EMPLOYEE:

By:

Mohapatra, Surya N.

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Appendix A
QUEST DIAGNOSTICS INCORPORATED
PERFORMANCE SHARE AWARD AGREEMENT
2007 – 2009 Performance Period

Baseline –$2.50 per share for the Company and fully-diluted earnings per share for Fiscal Year 2006 for each company in the Comparator Peer Group.

•

Fiscal Year refers to the year during which the last full month occurs in each company’s annual reporting period. For most companies in the Comparator Peer Group, the Fiscal Year ended on December 31. For certain other companies, the Fiscal Year ended during other months in 2006.

Final Year – Fiscal Year 2009 for the Company and each company in the Comparator Peer Group.

Performance Period – The Performance Period will run from January 1, 2007 through December 31, 2009, the Final Year for the Company (and corresponding Peer Group fiscal years).

Performance Goal(s) - Compound Annual Growth Rate (CAGR) in Fully-Diluted Earnings Per Share for the Company and each company in the Comparator Peer Group from the Baseline to the Final Year (i.e., for Fiscal Years 2007, 2008 and 2009).

•	The reported Fully-Diluted Earnings Per Share results will include the annual compensation cost of each company’s equity awards.

•

Final awards will be determined by the end of the first quarter following the end of the measurement period based upon publicly filed information. If any company in the Peer Group has not publicly reported its Fully Diluted Earnings Per Share by February 28, 2010, its CAGR will be computed as of its most recent quarterly report.

Comparator Peer Group – The Comparator Peer Group is comprised of the companies in the Standard & Poors 500 Healthcare Index as of December 31, 2009.

•	Excluded from the list of companies in the Comparator Peer Group will be those companies reporting a negative EPS in fiscal Year 2006 since calculating CAGR will not be possible for these companies.